Exhibit 10.1
AMENDMENT NUMBER ONE to
DELTA CONNECTION
AGREEMENT
          This Amendment Number One (this “Amendment”), dated as of the 13th day of March, 2007, to the Delta Connection Agreement dated and effective May 3, 2005 (the “Agreement”), is among Delta Air Lines, Inc., 1030 Delta Boulevard, Atlanta, Georgia 30320 (“Delta”), Freedom Airlines, Inc. (“Operator”), a wholly-owned subsidiary of Mesa Air Group, Inc. holding a certificate of Public Convenience and Necessity issued by the Federal Aviation Administration (“FAA”), whose principal address is 410 North 44th Street, Suite 700, Phoenix, Arizona 85008 and Mesa Air Group, Inc. (“Parent”), parent company and sole shareholder of Operator, whose principal address is 410 North 44th Street, Suite 700, Phoenix, Arizona 85008.
          WHEREAS, Delta, Operator and Parent are parties to the Agreement; and
          WHEREAS, the parties desire to amend the Agreement to temporarily add an additional six (6) Embraer ERJ 145 aircraft to the Aircraft to be operated by Operator pursuant to the terms of the Agreement; and
          WHEREAS, the parties desire to amend the Agreement to permanently remove eight (8) Embraer ERJ 145 aircraft from the Aircraft operated by Operator pursuant to the terms of the Agreement.
          NOW, THEREFORE, for and in consideration of the mutual undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Delta, Operator and Parent, intending to be legally bound, hereby agree as follows:
1.	Defined Terms. All terms capitalized used, but not defined, herein shall have the meaning ascribed to such terms in the Agreement.

2.	Temporary Addition of Six Aircraft.
A. Commencing in March 2007 (the “Commencement Date”), six (6) “white tailed” ERJ145 aircraft (the “Temporary Additional Aircraft”) shall be added to the scope of the Agreement as “Aircraft” in accordance with the in-service dates set forth on Appendix 1 attached hereto and incorporated herein; provided, however, such Temporary Additional Aircraft shall only be within the scope of the Agreement and operate Delta Connection Flights for a period of two (2) years beginning on the Commencement Date (the “Initial Term”), provided, further, that Operator shall have the right (the “Extension Option”) to extend the Initial Term for an additional 12-month period (the “Extension Term”), subject to the terms and conditions hereof, by providing Delta with written notice at least one hundred eighty (180) days prior to the expiration of the Initial Term.
B. If Operator affirmatively exercises the Extension Option, during the Extension Term Operator shall only be compensated for the Direct Costs as relates to the operation of the Temporary Additional Aircraft and shall not be entitled to any Base Mark-Up, Monthly Incentive Compensation or Semi-Annual Incentive Compensation in connection therewith. In addition, during the Extension Term, the Delta Connection Flights operated with the Temporary Additional Aircraft shall not be included in Operator’s calculation of the Actual Margin pursuant to Section 3(F) of the Agreement.
C. Operator and Parent, jointly and severally, represent and warrant to Delta that the Temporary Additional Aircraft have been maintained in accordance with Operator’s FAA approved maintenance program, and are fully operable, are able to begin operating under the terms of the Agreement as amended hereby, and are not subject to any unusual or extraordinary repair or maintenance requirements.
D. Delta shall compensate Operator for operating the Temporary Additional Aircraft pursuant to the terms and conditions of the Agreement.
3.	Restatement of Term and Removal of Eight Aircraft.
A. The first sentence of Section 11(A) of the Agreement is hereby deleted in its entirety and replaced with the following sentence:
This Agreement is effective as of the Effective Date and shall terminate on the twelfth (12th) anniversary of the Effective Date (such period, and any extension or renewal thereof, the “Term”) unless terminated earlier in accordance with the terms of this Agreement or the mutual agreement of the parties.
B. Commencing in August 2008 with three (3) Aircraft and proceeding at the rate of three (3) Aircraft per month thereafter, a total of eight (8) of the original thirty (30) Aircraft shall be removed from the scope of the Agreement.
4.	Bankruptcy Proceedings.
A. Delta is a debtor and debtor-in-possession in a case filed pursuant to Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the Bankruptcy Court (the “Delta Case”), which is jointly administered by the Bankruptcy Court along with the Chapter 11 cases of certain of Delta’s subsidiaries (together with Delta, the “Debtors”). Parent and/or Operator (collectively, the “Company”) asserts that it has or will have a claim or claims in the Delta Case for pre-petition debt, including without limitation (a) claims arising out of or relating in any way to the Agreement as amended by this Amendment, and (b) claims included in any proof of claim filed by Company in the Delta

Case (the “Claim”). In connection therewith, Delta and the Company further agree as follows:
(1) Upon Delta’s assumption of the Agreement as amended by this Amendment, the parties agree as follows: The value of the Claim is Thirty-Five Million and 00/100 Dollars ($35,000,000.00) (the “Liquidated Claim Amount”) notwithstanding anything to the contrary in any proof of claim filed by Company. In full and final satisfaction of the Claim, the Liquidated Claim Amount will be allowed as a general unsecured pre-petition claim in the Delta Case, and the Debtors will not contest the Liquidated Claim Amount. If a proof of claim has been filed or is subsequently filed by Company, Company agrees that Delta may object to any amount claimed in excess of the Liquidated Claim Amount. Company shall not contest any such objection or the Bankruptcy Court’s disallowance of the excess claim amount. It is expressly understood and agreed by Company that Company may seek satisfaction of the Claim only as set forth in this paragraph, and that in no event will the Debtors, their estates or any persons who are employed or otherwise associated with the Debtors be liable to Company in any other way whatsoever with respect to the Claim.
(2) Upon Delta’s assumption of the Agreement as amended by this Amendment, Delta’s obligation to (a) cure any existing default or loss to Company under the Agreement, or (b) take any other action required under the Bankruptcy Code as a condition precedent to the assumption of contracts, shall each be deemed to have been satisfied in full.
(3) Notwithstanding anything herein to the contrary, the limitations in sub-paragraphs 4.A.(1) and 4.A.(2) of this Amendment will not prevent the Company from additionally being permitted to assert a claim for, and being paid on such claim if successful in its assertion, as an expense of administration, (a) any amounts that accrue or have accrued post-petition in the ordinary course under the Agreement, or (b) any amounts it may become owed as an administrative claim by reason of any post-assumption rejection or breach of the Agreement.
B. Company consents to Delta’s assignment of the Agreement and that certain Delta Connection Agreement of even date herewith by and among Delta, Operator and Parent (the “CRJ900 Delta Connection Agreement”) (including any applicable licenses therein) to the reorganized entity upon Delta’s assumption of the Agreement.
C. Company shall affirmatively support, in a manner not inconsistent with the Bankruptcy Code, including, without limitation, section 1125 of the Bankruptcy Code, Delta’s restructuring activities and its chapter 11 plan of reorganization in connection with the implementation of this Amendment. In furtherance of the above, Company shall not assign, offer, sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant to purchase, lend, pledge or hypothecate or otherwise transfer or dispose of, directly or indirectly, the Claim or any portion thereof.

5.	Reimbursement Agreement.
A. Each of the parties hereto acknowledges and agrees that the certain Reimbursement Agreement dated and effective as of May 3, 2005 by and among Delta, Operator and Parent (the “Reimbursement Agreement”) is hereby terminated and of no further force and effect with no liability thereunder owing from any party thereto to any other party thereto.
B. As a result of the termination of the Reimbursement Agreement, (i) the text of Section 11(D)(2) of the Agreement is hereby deleted in its entirety and replaced with the words “[Intentionally Omitted.]” and (ii) the words “, together with the Reimbursement Agreement,” are hereby deleted from Section 20(D) of the Agreement.
6. Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to and conditioned upon the United States Bankruptcy Court for the Southern District of New York, which is administering Delta’s case under Chapter 11 Case No. 05-17923 (ASH), (the “Bankruptcy Court”) having entered one or more orders (collectively, the “Approval Order”) authorizing Delta to assume the Agreement as amended by this Amendment and perform its obligations and exercise its rights under the Agreement and the CRJ900 Delta Connection Agreement and to execute and deliver the other instruments and documents contemplated hereby and to perform its obligations and consummate the transactions contemplated hereby and thereby. Any motion for rehearing or reconsideration of the Approval Order shall have been denied. If the Approval Order shall have been appealed, either (i) no stay of the Approval Order shall be in effect or (ii) if such a stay has been granted by a court of competent jurisdiction, then (x) the stay shall have been dissolved or (y) a final order of a court having jurisdiction to hear such appeal shall have affirmed the Approval Order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and no further hearing, appeal or petition for certiorari can be taken or granted.
7. Miscellaneous.
A.	This Amendment, together with the Appendices attached hereto, and the CRJ900 Delta Connection Agreement constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, are expressly superseded hereby.

B.	The Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

C.	Except as specifically stated herein, all other terms and conditions of the Agreement shall remain in full force and effect.
{signatures on following page}

     IN WITNESS WHEREOF, the parties have executed this Amendment by their undersigned duly authorized representatives:

Mesa Air Group, Inc.	Delta Air Lines, Inc.

By:	By:

Name:	Name:

Title:	Title:

Freedom Airlines, Inc.

By:

Name:

Title:

APPENDIX 1
IN-SERVICE SCHEDULE

In-Service Date	Number of Aircraft
March 7, 2007	1

May 20, 2007	2

August, 15, 2007	1

August 23, 2007	2